Exhibit 10.3

Execution Version

IPT BTC I GP LLC

IPT BTC I LP LLC

c/o Industrial Property Trust Inc.

518 Seventeenth Street

17th Floor

Denver, Colorado 80202

September 15, 2016

Industrial Property Advisors Sub I LLC

c/o Industrial Property Advisors Group LLC

518 Seventeenth Street

17th Floor

Denver, Colorado 80202

Attention: Evan H. Zucker

Re:	Letter Agreement regarding Drag-Along Rights

Dear Mr. Zucker:

Reference is hereby made to that certain Third Amended and Restated Agreement of Limited Partnership (as amended supplemented, waived or otherwise modified from time to time, the “Partnership Agreement”) of Build-To-Core Industrial Partnership I LP, a Delaware limited partnership (the “Partnership”), dated as of the date hereof, by and among IPT BTC I GP LLC, a Delaware limited liability company (the “General Partner”), IPT BTC I LP LLC, a Delaware limited liability company (the “IPT Limited Partner” and, together with the General Partner, the “IPT Partners”), Industrial Property Advisors Sub I LLC, a Delaware limited liability company (the “Special Limited Partner”), bcIMC International Real Estate (2004) Investment Corporation, a Canadian corporation, bcIMC (WCBAF) Realpool Global Investment Corporation, a Canadian corporation, and bcIMC (USA) Realty Div A2 LLC, a Delaware limited liability company, as a limited partner. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Partnership Agreement.

In consideration for the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this letter agreement hereby agree as follows:

1. Certain Definitions. As used herein, the following terms shall have the following meanings:

(a) “Aggregate Net Consideration” means the aggregate net consideration (net of any post-closing adjustments) to be paid by the Purchaser to the Selling Partners in connection with the Sale.

(b) “Allocable Portion” means, with respect to each Selling Partner, an amount equal to the portion of the Aggregate Net Consideration such Selling Partner would have received if the Aggregate Net Consideration had been distributed by the Partnership in complete liquidation pursuant to the rights and preferences set forth in the Partnership Agreement as in effect immediately prior to the consummation of the Sale (assuming that the Interests included in the Sale were all of the Interests of the Partnership then outstanding), as reasonably determined by a majority of the independent directors of the Board.

(c) “Board” means the board of directors of Industrial Property Trust Inc., a Maryland corporation. Wherever Board action is contemplated herein, such action shall require the approval of a majority of the directors of the Board, including a majority of the independent directors of the Board.

(d) “Equity Securities” of a Person means, as applicable, (i) any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or unit appreciation rights, phantom share or unit rights, contingent interest or other similar rights relating to such Person, or (v) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (c) above in connection with a combination of securities, recapitalization, exchange, merger, consolidation or other reorganization.

(e) “Fundamental Representations” has the meaning set forth in Section 2(b)(i).

(f) “JAG” has the meaning set forth in Section 10.

(g) “Loss” has the meaning set forth in Section 2(b)(ii).

(h) “Marketable Securities” means means securities listed on a national securities exchange or quoted in the NASDAQ Stock Market System.

(i) “Non-Cash Consideration” has the meaning set forth in Section 2(a).

(j) “Pro Rata Share” means, with respect to each Selling Partner, an amount (expressed as a percentage) equal to a fraction, the numerator of which is the Allocable Portion of the Aggregate Net Consideration to be received by such Selling Partner in connection with the Sale, and the denominator of which is the Aggregate Net Consideration.

(k) “Purchaser” has the meaning set forth in Section 2(a).

(l) “Sale” has the meaning set forth in Section 2(a).

(m) “Selling Partner” has the meaning set forth in Section 2(a).

(n) “Services Agreement” means that certain Second Amended and Restated Agreement, dated as of the date hereof, by and among the General Partner, the Special Limited Partner and Industrial Property Advisors LLC, a Delaware limited liability company.

2. Drag-Along Rights.

(a) Sale. If the IPT Partners propose to Transfer all (but not less than all) of their respective Interests (the “Sale”) to an Unrelated Third Party (the “Purchaser”), then the IPT Partners shall have the right to require the Special Limited Partner to Transfer all of the Special Limited Partner’s Interest to the Purchaser on the same terms and conditions as the IPT Partners receive in the Sale (upon such election, each IPT Partner and the Special Limited Partner shall be deemed a “Selling Partner”); provided, that (i) the Special Limited Partner shall, contemporaneously with the IPT Partners, receive (A) the same form of consideration received by the IPT Partners in connection with the Sale and (B) its Allocable Portion of the Aggregate Net Consideration and (ii) if all or any portion of the Special Limited Partner’s Allocable Portion of the Aggregate Net Consideration is not cash or Marketable Securities (“Non-Cash Consideration”), (A) the Special Limited Partner shall be given the right to participate pro rata in any subsequent transfer by either IPT Partner of any such Non-Cash Consideration and (B) the Special Limited Partner shall receive the benefit of any preemptive or other rights (including registration rights) that either IPT Partner receives regarding the subsequent transfer of such Non-Cash Consideration or future issuances of Equity Securities by the issuer of such Non-Cash Consideration.

(b) Consents, Waivers and Other Actions.

(i) The Special Limited Partner will take all necessary and desirable lawful actions as reasonably directed by the Board in connection with the consummation of the Sale, including executing the applicable purchase agreement pursuant to which the Special Limited Partner will severally (but not jointly) make representations and warranties concerning solely (x) the beneficial ownership of the Interests to be sold by the Special Limited Partner, and (y) the Special Limited Partner’s ability to execute such sale contract and necessary ancillary documents and perform the obligations thereunder (“Fundamental Representations”), and will provide indemnities solely in respect of such Fundamental Representations made by the Special Limited Partner; provided, that if (A) each IPT Partner’s liability arising under its indemnification or other obligations with respect to its Fundamental Representations is limited to its Pro Rata Share of such liability, then the Special Limited Partner’s liability arising under its indemnification or other obligations with respect to its Fundamental Representations shall be limited to its Pro Rata Share of such liability and (B) each IPT Partner’s liability arising under its indemnification or other obligations is limited to its Allocable Portion of the Aggregate Net Consideration, then the Special Limited Partner’s liability arising under its indemnification or other obligations shall in no event exceed the Special Limited Partner’s Allocable Portion of the Aggregate Net Consideration; provided, further, that the Special Limited Partner shall not be required to enter into any non-compete or non-solicit covenant or similar agreement in connection with the Sale without its consent. The IPT Partners shall provide written notice (which notice shall include information describing the Sale, including the nature and value of the consideration to be paid to each Selling Partner, the time of closing, the identity of the Purchaser, and, to the extent the Board determines that the Special Limited Partner’s Pro Rata Share is reasonably expected to be greater than ten percent (10%), copies of any purchase and sale agreement or letter of intent (in each case, which may be redacted for any sensitive information and need not contain schedules, exhibits, annexes or similar items) to the extent that such an agreement or letter has been executed) to the Special Limited Partner not less than ten (10) days prior to the closing of the Sale.

(ii) The Special Limited Partner agrees that, if the Board so requests, the agreements relating to the Sale may provide for indemnity by the Special Limited Partner in respect of representations and warranties regarding the Partnership, its Subsidiaries and their respective assets, properties, liabilities, operations and businesses not made by the Special Limited Partner, so long as (A) the sole source for payment of any such indemnity (a “Loss”) will be funds (the amount of which for the Special Limited Partner shall not exceed the Special Limited Partner’s Allocable Portion of the Aggregate Net Consideration) deposited in escrow for such purpose or otherwise segregated and withheld from the Aggregate Net Consideration otherwise distributed to the Selling Partners, as the Board may determine, (B) any Losses will be borne by the Selling Partners as described in the first sentence of Section 2(a) as if they were post-closing adjustments, and (C) the Special Limited Partner’s liability arising under any such indemnification shall be several, not joint, and limited to its Pro Rata Share of such indemnification obligations.

(iii) The Special Limited Partner agrees to (A) vote for (to the extent permitted or required), consent to and raise no objections to the Sale or the process to which the Sale was arranged and (B) waive any dissenter’s rights, appraisal rights and other similar rights.

(c) Appointment of the IPT Partners as Attorneys-in-Fact.

(i) Power of Attorney. The Special Limited Partner irrevocably constitutes and appoints each IPT Partner as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of the Special Limited Partner to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the Sale.

(ii) Power Coupled With an Interest. The appointment by Special Limited Partner of each IPT Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that the Special Limited Partner will be relying upon the power of each IPT Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Special Limited Partner, and shall survive, and not be affected by, the subsequent bankruptcy, death, incapacity, disability, adjudication of incompetence or insanity or dissolution of the Special Limited Partner hereby giving such power and the transfer or assignment of all or any part of the Special Limited Partner’s Interest; provided, however, that the foregoing power of attorney of each IPT Partner shall survive only until such time as all required documents and instruments shall have been duly executed, filed and recorded to consummate the Sale.

(d) Expenses. Each Selling Partner shall pay its Pro Rata Share of the reasonable expenses related to the Sale that are approved by the Board and not otherwise paid by the Purchaser or the Partnership; provided, that any expenses that relate exclusively to one of the Selling Partners shall be the sole responsibility of such Selling Partner.

3. Confidentiality. The contents of this letter agreement, including but not limited to its financial terms, are strictly confidential. Each party agrees that it shall maintain the confidential nature of this letter agreement, and shall not disclose its terms to any third party except (a) to such party’s legal counsel, accountants and tax and financial advisors, each of whom shall agree to keep it confidential, (b) as otherwise required by law (including applicable securities laws), in which case each party shall notify the other parties in writing in advance of such disclosure to the extent reasonably practicable under the circumstances (provided, that if advance written notice is not practicable, the disclosing party shall provide written notice to the other parties as soon as reasonably practicable following such disclosure) and (c) as necessary to enforce this letter agreement (including disclosing to a prospective Purchaser the existence and terms of this letter agreement).

4. Successors and Assigns. Except as otherwise provided herein, this letter agreement shall bind and inure to the benefit of and be enforceable by the parties and any subsequent holders of their respective Interests and the respective successors and permitted assigns of each of them, so long as they hold Interests.

5. Severability. Whenever possible, each provision of this letter shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

6. Counterparts. This letter agreement may be executed in separate counterparts, each of which shall be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter agreement by telecopier or in PDF format shall be effective as delivery of a manually executed signature page hereto.

7. Remedies. The parties shall be entitled to enforce their rights under this letter agreement specifically to recover damages by reason of any breach of any provision of this letter agreement and to exercise all other rights existing in their favor. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this letter agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security and without the need to prove irreparable harm) in order to enforce or prevent any violation of the provisions of this letter agreement.

8. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS LETTER AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR

INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person sent by personal delivery, recognized overnight delivery service, or sent by electronic mail (in which case, with a duplicate copy mailed or sent by personal delivery or overnight courier), addressed to such party at the address set forth on Schedule 1 of the Partnership Agreement or such other address as may hereafter be designated in writing by the addressee to the addressor. All such notices, requests, consents and communications shall be deemed to have been received on the date of such delivery (or refusal thereof).

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed wholly within that State.

11. Arbitration. Any dispute, controversy or claim arising between the parties relating to this letter agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered by the Judicial Arbiter Group (“JAG”) in Denver, Colorado, before a mutually-agreed representative of JAG, in accordance with its commercial mediation rules then in effect, and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from JAG, but if they are unable to do so, then JAG shall designate an arbitrator. Any arbitrator selected by the parties or JAG shall be a qualified person who has experience with complex commercial disputes. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. All awards may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or its property, as a basis of judgment and of the issuance of execution for its collection.

12. No Strict Construction. The parties have participated jointly in the negotiation and drafting of this letter agreement. In the event an ambiguity or question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this letter agreement.

13. Descriptive Headings. The descriptive headings of this letter agreement are inserted for convenience only and do not constitute a part of this letter agreement.

14. Certain Terms. The use of the word “including” herein will mean “including without limitation.” Any definitions used herein defined in the plural will be deemed to include the singular as the context may require and any definitions used herein defined in the singular will be deemed to include the plural as the context may require. Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders as the context may require.

15. Termination. This letter agreement shall automatically terminate and be of no further force or effect (a) as to all parties, upon the earliest to occur of (i) the consummation of the Sale, (ii) the dissolution of the Partnership in accordance with the terms of the Partnership Agreement and (iii) the failure of the Special Limited Partner to hold an Interest and (b) as to any IPT Partner, upon the failure of such IPT Partner to hold an Interest.

[Signature Pages Follow]

Sincerely,

IPT BTC I GP LLC

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Chief Financial Officer

IPT BTC I LP LLC

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Chief Financial Officer

[Signature Page to Letter Agreement re: Drag-Along Rights]

Agreed and Accepted:

Industrial Property Advisors Sub I LLC

By:	Industrial Property Advisors LLC, a Delaware limited liability company, its sole member

By:	Industrial Property Advisors Group LLC, a Delaware limited liability company, its sole member

By:	/s/ Evan H. Zucker
Name:	Evan H. Zucker
Title:	Manager

[Signature Page to Letter Agreement re: Drag-Along Rights]